Exhibit 10.2

INTERNATIONAL TEXTILE GROUP, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Date of Grant: [grant date]

1. Grant of Restricted Shares. Subject to the terms and conditions herein and the provisions of the International Textile Group, Inc. (the “Company”) 2008 Equity Incentive Plan (the “Plan”), the Company on the above date has granted to the grantee named below (the “Grantee”) the number of shares of restricted [Convertible Preferred] [Common] Stock shown below:

Grantee: [name of Grantee]

Restricted Shares: [number of shares]

All capitalized terms used herein shall have the same meaning as set forth in the Plan, except as otherwise specified in this agreement.

2. Lapse of Restrictions. The restrictions on the Restricted Stock shall lapse in accordance with the following schedule:

[%]	shares on [DATE];
[%]	shares on [DATE];
[%]	shares on [DATE];
[%]	shares on [DATE]; and
[%]	shares on [DATE]

(each such date is hereinafter referred to as a “Vesting Date”), provided that there has not been a Termination of Employment of Grantee before the relevant Vesting Date. In addition, if there has not been a Termination of Employment of Grantee, all restrictions on the Restricted Stock shall lapse as of the earliest to occur of:

(a)	the date of Grantee’s death;

(b)	the date of Grantee’s Termination of Employment as a result of Disability;

(c)	the date of Grantee’s involuntary Termination of Employment with the Company and all affiliates other than for Cause or the Grantee’s voluntary Termination of Employment with the Company and all affiliates with Good Reason, provided, however, that Grantee executes an Agreement, Waiver and General Release, in form and substance satisfactory to the Company, in connection with such Termination of Employment, in which case the Restricted Stock shall vest on the date as of which such agreement shall have become effective; or

(d)	the date of a Change of Control of the Company.

Upon lapse of all restrictions, Shares issued pursuant to this Agreement shall be free of all restrictions hereunder and shall no longer be subject to the terms of this Agreement.

3. Forfeiture. Any shares of Restricted Stock with respect to which the restrictions have not lapsed shall be forfeited upon the Grantee’s Termination of Employment other than as a result of death, Disability, involuntary termination other than for Cause, or voluntary termination with Good Reason.

4. Treatment of Distributions. Any distribution paid on the Restricted Stock shall be (i) deferred until the relevant restrictions lapse, and (ii) retained by the Company for the account of the Grantee until such lapse. There shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred distributions, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any distributions deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock. Until the payment of the deferred distributions and the accrued interest thereon, the Company’s obligation to pay these amounts shall be an unfunded and unsecured obligation, and Grantee’s rights to these amounts will be the rights of a general unsecured creditor of the Company.

5. Nontransferability. A share of Restricted Stock shall not be assignable or transferable, except by will or by the laws of descent and distribution. Any distributee by will or by the laws of descent and distribution shall be bound by the provisions of the Plan. Any attempt to assign, pledge, transfer, hypothecate, or otherwise dispose of Restricted Stock and any levy of execution, attachment, or similar process on Restricted Stock shall be null and void.

6. Adjustment. In the event that any distribution, capital contribution, split-up, reorganization, merger, consolidation, spin-off, reclassification, split or combination of Stock, or other similar transaction or event affects such Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in its sole discretion and in such manner as it may deem equitable, adjust any or all of the number, kind, or other terms of the Restricted Stock.

7. No Right to Employment. Nothing contained in this Restricted Stock agreement shall confer upon any Grantee any right to the continuation of his employment, agency, or other relationship with the Company or any affiliate or interfere in any way with the right of the Company or any affiliate, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or agreement or to increase or decrease the compensation of the individual from the rate in effect at the time of the grant of Restricted Stock.

8. Withholding. Whenever the restrictions lapse on the Restricted Stock granted under this Agreement, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state, and local withholding tax requirements prior to the delivery of any such stock. In the Committee’s sole discretion and in the manner and amount determined by the Committee, the recipient may elect to satisfy any withholding obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock (that would otherwise be issued or transferred to such person) with a fair market value equal to the amount required to be withheld.

9. No Fractional Shares. No fractional shares shall be issued under the Plan, and cash shall be paid in lieu of any fractional shares granted under the Plan.

10. Administration and Interpretation. In consideration of the grant, the Grantee agrees that the Committee shall have the exclusive power to interpret the Plan and this agreement and to adopt such rules for the administration, interpretation, and application of the Plan and agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Grantee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this agreement. The Committee may delegate its interpretive authority to an officer or officers of the Company.

11. Notices. Any notices required under this agreement to be given to the Company shall be addressed to:

International Textile Group, Inc.

Attn: Corporate Secretary and Vice President – Human Resources

804 Green Valley Road

Suite 300

Greensboro, NC 27408

and any notices required to be given to the Grantee shall be sent to the Grantee’s address as shown in the records of the Company.

12. Plan Binding. The Grantee acknowledges receipt of the Plan and acknowledges that the Plan provisions govern the terms of the Restricted Stock to the extent they are not inconsistent with this agreement.

13. Governing Law. The provisions of the Plan and this Restricted Stock agreement shall be governed by and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, International Textile Group, Inc. has caused this agreement to be executed by an appropriate officer and the Grantee has executed this agreement, both as of the date of grant shown above.

INTERNATIONAL TEXTILE GROUP, INC.

By:

Dated:

Grantee:

Dated: